Exhibit 99.1

Media: Michael Wassmer | 901 597 1706 |  michael.wassmer@servicemaster.com

Investor Relations: Brian Turcotte | 901 597 3282 | brian.turcotte@servicemaster.com

ServiceMaster Names Former CEO of H&R Block William C. Cobb to Board of Directors

MEMPHIS, Tenn.—  ServiceMaster Global Holdings, Inc. (NYSE: SERV), a leading provider of essential residential and commercial services, today announced the appointment of William C. Cobb to its board of directors.

Cobb is the former president and chief executive officer of H&R Block, a global consumer tax provider. Prior to joining H&R Block, Cobb served on a number of public boards including Orbitz, Inc., Pacific Sunwear and Och-Ziff, Inc. He joined eBay, Inc. in 2000 where he served in a number of senior executive roles, including president of the eBay North American Marketplace.

“Bill is a dynamic addition to the board, and will offer powerful counsel and support in our efforts to grow profitably, significantly enhance our service capabilities and deliver long-term, sustainable value,” said ServiceMaster Chairman Mark E. Tomkins. “He has a robust sales, marketing and product background in a variety of household brands and has a keen sense for identifying and executing on consumer needs.”

Bill brings tremendous brand and consumer experience to our board of directors,” said ServiceMaster Chief Executive Officer Nik Varty. “As we continue to drive our business transformation and get closer to the spin off of our American Home Shield brand, we’ll count on the leadership of Bill along with the rest of our board of directors to help us increase market penetration through providing excellent service, extending current product offerings and exploring adjacencies across all of our businesses.”

Prior to joining eBay, Cobb spent ten years at PepsiCo in a variety of marketing leadership positions. When PepsiCo spun off Tricon Global Restaurants (now YUM! Brands) in 1997, Cobb followed the company and served as senior vice president and chief marketing officer of Tricon’s international division, where he was responsible for the brand stewardship and marketing efforts of KFC, Pizza Hut and Taco Bell internationally.

About ServiceMaster

ServiceMaster (NYSE: SERV) solves the homeowner’s dilemma. Every day, we visit more than 75,000 homes and businesses through our extensive service network of expert professionals. Technology powers our trusted experts to engage with customers so they can order, buy and receive services when, where and how they want them. Our well-recognized brands include American Home Shield (home warranties), AmeriSpec (home inspections), Furniture Medic (furniture repair), Merry Maids (residential cleaning), ServiceMaster Clean (janitorial and residential floor cleaning), ServiceMaster Restore (disaster restoration) and Terminix (termite and pest control). ServiceMaster is the Official Home Services Provider of Minor League BaseballTM. Like, follow, or visit us at facebook.com/ServiceMaster,  linkedin.com/ServiceMaster, twitter.com/ServiceMaster,  or servicemaster.com.

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